Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-194396 of our report dated February 28, 2012 (August 6, 2012 as to the presentation of a separate consolidated statement of comprehensive (loss) income for 2011), relating to the consolidated financial statements of Interline Brands, Inc. and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Jacksonville, FL
March 19, 2014